Exhibit 10.14
                                                                   -------------

                                      ELXSI
                              3600 Rio Vista Avenue
                                     Suite A
                             Orlando, Florida 32805


                                                                  March 28, 2003


Lawrence J. Pszenny
___________________
___________________

                     ELXSI 1991 Phantom Stock Plan ("Plan")
                     --------------------------------------

Dear Sir:

         Reference is made to the Plan as well as to that certain letter agreement, dated December 11, 2001 (the "Prior Letter Agreement"), with respect to the Plan between the undersigned ELXSI, a California corporation (the "Company"), on the one hand, and each of Daniel E. Bloodwell, Robert T. Germaine, Lawrence J. Pszenny and James P. Shine (collectively, the "Optionees"), on the other. Capitalized terms used and not defined herein have the respective meanings ascribed to such terms under the Plan and/or Prior Letter Agreement, as applicable.

         Under the Prior Letter Agreement, the Company and Optionees memorialized their mutual agreement with respect to your (and the other Optionees') right to receive payment in connection with your (and the other Optionees') July 2001 exercises in full of your (and the other Optionees) Phantom Stock Option Rights. Since the date of the Prior Letter Agreement, the Company has paid to you (and the other Optionees) the Additional Compensation called for under section 2 thereof on a current basis, but has not paid any of the Principal Payment as required under section 3 thereof. This agreement is to set forth and memorialize our new agreement with respect to your right to receive payment of the Principal Payment and Additional Compensation.

         Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, you and the Company hereby agree that, notwithstanding anything to the contrary set forth in the Plan or the Prior Letter Agreement:

1. Under the Prior Letter Agreement, the Company agreed to pay to you $784,589 in the aggregate plus Additional Compensation of 7% per annum on the amount of unpaid Principal Payment from and after October 1, 2001.

2. The Company shall continue to pay you Additional Compensation on a current basis from and after the date hereof, monthly in arrears on the first day of each calendar month commencing with April 1, 2003.

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3.       The Company shall pay the Principal Payment in installments as hereinafter provided commencing on the first day of the calendar month that immediately follows the later to occur of (as the case may be, the "Amortization Commencement Date"): (i) February 1, 2004, and (ii) the date on which the Senior Debt (as defined in the BofA Subordination Agreement (defined hereinbelow)) shall have been indefeasibly paid in full in cash.

4. Installments of Principal Payment shall paid monthly on or before the first day of each calendar month on or after the Amortization Commencement Date and shall be calculated and paid on a "mortgage" amortization basis over a four year period commencing on the Amortization Commencement Date (provided that if more than one month's Additional Compensation is unpaid on the Amortization Commencement Date, such additional unpaid amount shall be paid on the Amortization Commencement Date). By way of illustration, under the foregoing provisions if the Company makes full payment of all Principal Payment and Additional Compensation in 48 consecutive monthly installments commencing on the Amortization Commencement Date, the amount of each such installment payment (Principal Payment plus Additional Compensation, and disregarding any Additional Compensation paid under the proviso in the foregoing sentence) shall equal $18,787.96.

5. Notwithstanding the foregoing the obligation of the Company to pay any installment of Principal Payment shall be subject to the approval of the Board of Directors of the Company (or its parent corporation), which approval (i) shall not be unreasonably withheld, and (ii) may in any event be withheld if such Board of Directors determines, in its good faith judgment, that the payment thereof (either alone or in combination with the payments scheduled to be made to any other Optionee) would be detrimental to the Company as a result of general economic or business conditions and/or the Company's financial or liquidity position; provided, however, that the Company shall be required to pay Principal Payment hereunder if, and to the extent that, the Company is at the time paying in cash or other value on a current basis (it being understood that paying with notes or other form of deferred payment is not payment of value on a current basis) the management fees under its Management Agreement, dated as of September 25, 1989 as amended to the date hereof, with Cadmus Corporation. Any nonpayment of Principal Payment by operation of this paragraph 5 shall not relieve the Company from its obligation to pay Additional Compensation on a current basis as provided hereunder.

6. In any event, the Company shall be required to pay installments of Principal Payment hereunder if, and to the extent that, such payments are made to the other Optionees under their agreements with the Company that are substantially the same (except as to names and numbers).

7. The Company may prepay all or any portion of the outstanding Principal Payment payable hereunder at any time and from time to time without premium or penalty. If the Company or the business now or formerly

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         called the Bickford's Division is sold prior to the payment in full of any outstanding Principal Payment and Additional Compensation, the net available cash proceeds thereof (after payment or reserve for transaction fees and expenses, liabilities not assumed by the transferee, escrows or "claw-backs", taxes and required payments under the Company's credit agreement(s)) will be applied to pay such Principal Payment and Additional Compensation.

8. The Company shall have a ten day grace period with respect to all payments required to be made hereunder. Accordingly, the Company shall not be deemed to be in default with respect to any payment required to be made hereunder unless such payment shall have not been made by the close of business on the tenth day after the due date thereof hereunder.

9. Until the date that the entire Principal Payment shall have been paid in full, the Company will maintain your participation in the Company's group medical insurance plan and contribute the "company portion" of the premiums due in respect of such participation.

10. On the date hereof, you, the Company and its subsidiaries indicated therein and Bank of America, N.A. ("BofA") shall execute and deliver a Subordination Agreement in the form attached hereto as Annex A (the "BofA Subordination Agreement") in order to, among other things, induce BofA to permit the Company, under the BofA Loan Documents (as defined therein), to execute, deliver and perform this agreement. You agree with the Company to comply with the terms and provisions thereof.

         The foregoing is intended to be our complete and entire agreement with respect to the amounts that are required to be paid to you by ELXSI, and by you to ELXSI, under the Plan and Prior Letter Agreement. To the extent that there is any conflict between this agreement and any provision of the Plan and/or Prior Letter Agreement, this agreement shall govern and control.

         Please indicate your agreement to and acceptance of the foregoing by executing this letter in the space provided below, whereupon this letter shall be a binding agreement between us.

                                               Very truly yours,

                                               ELXSI


                                               By: /s/ Kevin P. Lynch
                                                   -----------------------------
                                                   Name: Kevin P. Lynch
                                                   Title: Vice President

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Accepted and agreed to as
of the date first above-written by:


/s/ Lawrence J. Pszenny
-----------------------------------
LAWRENCE J. PSZENNY